Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kristen Thomas

Director, Investor Relations

KThomas@nexpoint.com

Media: MediaRelations@nexpoint.com

NREF Announces Fourth Quarter and Full Year 2022 Results, Provides First Quarter 2023 Guidance, Announces Special Dividend

Dallas, TX, February 23, 2023 – NexPoint Real Estate Finance, Inc. ("NREF" or the "Company") (NYSE: NREF) today reported its financial results for the fourth quarter and full year ended December 31, 2022.

NREF reported net loss of $1.3 million and net income of $17.2 million, or ($0.16) and $0.51 per diluted share1, for the three and twelve months ended December 31, 2022, respectively.

NREF reported cash available for distribution2 of $11.8 million and $72.2 million, or $0.52 and $3.21 per diluted share1, for the three and twelve months ended December 31, 2022, respectively.

Matt McGraner, Chief Investment Officer of NREF, said “NREF is proud to declare a special dividend of $0.185 per share in addition to our first quarter dividend of $0.50 per share due to our strong 2022 results. The Company generated over $12.5 million of undistributed income during the year, to be distributed to our shareholders throughout 2023. Looking ahead to 2023, amid the current dislocated real estate financing market, we’re excited about our attractive financing pipeline of investments in single-family rental, life sciences and multifamily.”

Fourth Quarter 2022 Highlights

•	Outstanding total portfolio of $1.7 billion, composed of 85 investments[3]
•	Single-family rental (“SFR”), multifamily, life sciences, and self-storage represent 43.0%, 53.0%, 2.5%, and 1.5% of the Company’s debt portfolio, respectively
•

Weighted-average loan to value (“LTV”)[4] and debt service coverage ratio (“DSCR”) on our SFR, CMBS, CMBS IO strips, preferred, mezzanine, credit risk transfer and mortgage-backed security investments are 68.6% and 1.78x3, respectively

•	As of February 23, 2023, there are no loans currently in default or forbearance in our portfolio
•	On October 5, 2022, NREF purchased a $4.0MM preferred equity investment with a current yield of 14.7%
•	On October 19, 2022, NREF purchased a $15.0MM preferred equity investment with a current yield of 10.1%
•	During 4Q 2022, NREF received $10.8MM in preferred equity redemptions
•	On February 22, 2023 NREF announced a first quarter 2023 dividend of $0.50 per common share and a special dividend of $0.185 per common share

Full Year 2022 Highlights

•	Invested approximately $440.7 million across our core verticals
•	Declared dividends of $30.8 million, or $2.00 per common share, representing a dividend yield of 9.84% on a book value per common share of $20.32 as of December 31, 2022.
•

Year-over-year decrease of earnings per diluted share of 87.0%, year-over-year increase of earnings available for distribution[2] per diluted share and cash available for distribution[2] per diluted share of 45.5% and 45.2%, respectively.

•	As of February 22, 2023, the Company’s debt to book value ratio was 2.61x

1 Weighted-average diluted shares outstanding assumes vesting of all outstanding unvested restricted stock units and the conversion of all redeemable non-controlling interests.

2 Earnings available for distribution and cash available for distribution are non-GAAP measures. For a discussion of why we consider these non-GAAP measures useful and reconciliations of earnings available for distribution and cash available for distribution to net income (loss) attributable to common stockholders, see the “Reconciliations of Non-GAAP Financial Measures” and “Non-GAAP Financial Measures” sections of this release.

3 As of February 22, 2023; CMBS B-Pieces reflected on an unconsolidated basis.

4 Loan to value is generally based on the initial loan amount divided by the as-is appraised value as of the date the loan was originated or by the current principal amount as of the date of the most recent as-is appraised value. For our CMBS B-Pieces, LTV is based on the weighted-average LTV of the underlying loan pool.

5 Net income attributable to common stockholders in 1Q 2023 is estimated to be between $6.9MM and $8.8MM. See reconciliations below.

Looking Ahead: First Quarter 2023 Guidance

Earnings Available for Distribution

●	1Q 2023 EAD per diluted common share guidance is $0.47[5] at the midpoint

	Low	Mid	High
	Mar. 31, 2023	Mar. 31, 2023	Mar. 31, 2023

Net income attributable to common stockholders	$6,907	$7,861	$8,814
Net income attributable to redeemable noncontrolling interests	1,544	1,729	1,915
Adjustments
Amortization of stock-based compensation	1,006	1,006	1,006
EAD	$9,457	$10,596	$11,735

Weighted average common shares outstanding - basic	17,737	17,737	17,737
Weighted average common shares outstanding - diluted	22,776	22,776	22,776

EPS per Diluted Weighted Average Share	$0.37	$0.42	$0.47
EAD per Diluted Weighted Average Share	$0.42	$0.47	$0.52

Cash Available for Distribution

●	1Q 2023 CAD per diluted common share guidance is $0.50[5] at the midpoint

	Low	Mid	High
	Mar. 31, 2023	Mar. 31, 2023	Mar. 31, 2023

EAD	$9,457	10,596	$11,735
Adjustments
Amortization of premiums	3,850	3,850	3,850
Accretion of discounts	(3,500)	(3,500)	(3,500)
Amortization and depreciation	439	439	439
CAD	$10,246	$11,385	$12,524

Weighted average common shares outstanding - basic	17,737	17,737	17,737
Weighted average common shares outstanding - diluted	22,776	22,776	22,776

EPS per Diluted Weighted Average Share	$0.37	$0.42	$0.47
CAD per Diluted Weighted Average Share	$0.45	$0.50	$0.55

Conference Call Details

The Company is scheduled to host a conference call on Thursday, February 23, 2023, at 11:00 a.m. ET (10:00 a.m. CT), to discuss fourth quarter and full year 2022 financial results.

The conference call can be accessed live over the phone by dialing 888-660-4430 or +1 646-960-0537 and entering Conference ID 6891136. A live audio webcast of the call will be available online at the Company's website, https://nref.nexpoint.com (under "Resources"). An online replay will be available shortly after the call on the Company's website and continue to be available for 60 days.

A replay of the conference call will also be available through Thursday, March 9, 2023, by dialing 1 800- 770- 2030 or, for international callers, +1 647- 362- 9199 and entering passcode 6891136#.

For additional commentary and portfolio information, please view NREF’s earning supplement, which was posted on the Company’s website, http://nref.nexpoint.com.

Reconciliations of Non-GAAP Financial Measures

The following table provides a reconciliation of Earnings Available for Distribution and Cash Available for Distribution to GAAP net income attributable to common stockholders (in thousands, except per share amounts):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Net income (loss) attributable to common stockholders	$(2,371)	$12,435	$7,513	$39,577
Net income attributable to redeemable noncontrolling interests	162	7,640	6,144	40,387
Adjustments
Amortization of stock-based compensation	872	537	3,286	2,023
Unrealized (gains) or losses (1)	12,563	(8,832)	44,765	(43,503)
EAD	$11,226	$11,780	$61,708	$38,484

EPS per Diluted Weighted-Average Share	$(0.16)	$0.92	$0.51	$3.93
EAD per Diluted Weighted-Average Share	$0.49	$0.54	$2.75	$1.89

Adjustments
Amortization of premiums	$3,663	$5,337	$20,842	$15,769
Accretion of discounts	(3,521)	(3,271)	(13,312)	(9,196)
Depreciation and amortization of real estate investment	460	—	2,895	—
Amortization of deferred financing costs	12	—	48	—
CAD	$11,840	$13,846	$72,181	$45,057

EPS per Diluted Weighted-Average Share	$(0.16)	$0.92	$0.51	$3.93
CAD per Diluted Weighted-Average Share	$0.52	$0.63	$3.21	$2.21

Weighted-average common shares outstanding - basic	15,163	9,163	14,686	6,601
Weighted-average common shares outstanding - diluted	22,696	21,911	22,476	20,366

(1)	Unrealized gains represent the net change in unrealized gains on investments held at fair value.

About NexPoint Real Estate Finance, Inc.

NexPoint Real Estate Finance, Inc., is a publicly traded REIT, with its shares listed on the New York Stock Exchange under the symbol "NREF" primarily focused on originating, structuring and investing in first-lien mortgage loans, mezzanine loans, preferred equity, convertible notes, multifamily properties and common stock investments, as well as multifamily commercial mortgage-backed securities securitizations, multifamily structured credit risk notes and mortgage-backed securities. More information about the Company is available at http://nref.nexpoint.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management's current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as "anticipate", "estimate", "expect," "intend," "may", "should" and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the Company’s business and industry in general, $12.5 million of undistributed income during 2022 to be distributed to shareholders throughout 2023, attractive financing pipeline of investments in 2023 and first quarter 2023 guidance, including net income attributable to common stockholders, EAD and CAD and related assumptions and estimates. They are not guarantees of future results and forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement, including those described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s Annual Report on Form 10-K and the Company's other filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statement. The statements made herein speak only as of the date of this press release and except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flows of the Company. The non-GAAP financial measures used within this press release are earnings available for distribution (“EAD”) and cash available for distribution (“CAD”).

EAD is defined as net income (loss) attributable to our common stockholders computed in accordance with GAAP, including realized gains and losses not otherwise included in net income (loss), excluding any unrealized gains or losses or other similar non-cash items that are included in net income (loss) for the applicable reporting period, regardless of whether such items are included in other comprehensive income (loss), or in net income (loss) and adding back amortization of stock-based compensation. Net income (loss) attributable to common stockholders may also be adjusted for the effects of certain GAAP adjustments and transactions that may not be indicative of our current operations, in each case after discussions between our manager and the independent directors of our board of directors and approved by a majority of the independent directors of our board of directors. In addition, EAD in this press release includes the dilutive effect of non-controlling interests. We use EAD to evaluate our performance and to assess our long-term ability to pay distributions. We believe providing EAD as a supplement to GAAP net income (loss) to our investors is helpful to their assessment of our performance and our long-term ability to pay distributions. We also use EAD as a component of the management fee paid to our manager. EAD does not represent net income or cash flows from operating activities and should not be considered as an alternative to GAAP net income, an indication of our GAAP cash flows from operating activities, a measure of our liquidity or an indication of funds available for our cash needs. Our computation of EAD may not be comparable to EAD reported by other REITs.

We calculate CAD by adjusting EAD by adding back amortization of premiums, amortization and depreciation and amortization of deferred financing costs and by removing accretion of discounts and non-cash items, such as stock dividends. We use CAD to evaluate our performance and our current ability to pay distributions. We also believe that providing CAD as a supplement to GAAP net income (loss) to our investors is helpful to their assessment of our performance and our current ability to pay distributions. CAD does not represent net income or cash flows from operating activities and should not be considered as an alternative to GAAP net income, an indication of our GAAP cash flows from operating activities, a measure of our liquidity or an indication of funds available for our cash needs. Our computation of CAD may not be comparable to CAD reported by other REITs.